CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Second Quarter 2023 Results
Reports All-Time High Quarterly Patient Volume
Houston, TX, August 8, 2023 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and six months ended June 30, 2023.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA, a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $21.7 million for the three months ended June 30, 2023 (“2023 Second Quarter”), an increase of $0.4 million from $21.3 million for the three months ended June 30, 2022 (“2022 Second Quarter”). See pages 15 and 16 of this release for the definition and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

•
Net income attributable to USPH’s shareholders, a GAAP measure, was $10.9 million for the 2023 Second Quarter compared to $11.2 million for the 2022 Second Quarter. The decrease in net income was primarily driven by the $1.6 million increase in interest expense as a result of higher effective interest rates and increased borrowings to fund acquisitions. In accordance with GAAP, the revaluation of non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share, in accordance with GAAP, was $0.64 for the 2023 Second Quarter as compared to $0.87 for the 2022 Second Quarter.

•
Operating Results per share, a non-GAAP measure, was $0.76 per share for the 2023 Second Quarter as compared to $0.90 for the 2022 Second Quarter. The decrease in our Operating Results was primarily driven by the increase in interest expense previously described. See pages 15 and 16 of this release for the definition and reconciliation of Operating Results per share to the most directly comparable GAAP measure.

•
Net patient revenue from physical therapy operations increased 9.4% to $129.3 million for the 2023 Second Quarter from $118.2 million for the 2022 Second Quarter due to record-high average visits per clinic per day and increased volume from the 48 net new clinics added since the comparable prior year period, partially offset by lower net rate per patient visit.

•
Average visits per clinic per day was an all-time high of 30.4 in the 2023 Second Quarter compared to 29.5 in the 2022 Second Quarter. Total patient visits increased 10.6% in the 2023 Second Quarter as compared to the 2022 Second Quarter, with patient visits at mature clinics up 2.6%.

•
Net rate per patient visit was $102.03 in the 2023 Second Quarter compared to $103.18 in the 2022 Second Quarter due to a decrease in the net rate for Medicare visits, partially offset by rate increases for commercial and workers compensation visits.  The decrease in the Medicare net rate is primarily due to the 2% Medicare rate reduction beginning in January 2023 and discontinuation of the sequestration relief on Medicare visits effective in July 2022.

•
Physical therapy total operating costs per patient visit were $80.61 in the 2023 Second Quarter, a decrease of 0.6% from $81.09 in the 2022 Second Quarter. Physical therapy salaries and related costs decreased 1.2% to $57.59 per visit in the 2023 Second Quarter from $58.29 in the 2022 Second Quarter. On a sequential basis, both salaries and related costs and total operating costs decreased for the third consecutive quarter after peaking in the third quarter of 2022.  Salaries and related costs per visit have decreased from $60.99 in the third quarter of 2022 to $57.59 in the 2023 Second Quarter, while total operating costs per visit have decreased from $85.14 in the third quarter of 2022 to $80.61 in the 2023 Second Quarter.

•
The Company’s physical therapy operating margin was 21.5% in the 2023 Second Quarter, increasing for the third consecutive quarter -- up from 18.7% in the third quarter of 2022 to 20.0% in the fourth quarter of 2022, to 21.0% in the first quarter of 2023 and to 21.5% in the 2023 Second Quarter.

•
Industrial injury prevention (“IIP”) services revenue was $19.2 million for the 2023 Second Quarter compared to $19.4 million in the 2022 Second Quarter. IIP services operating margin was 20.7% in the 2023 Second Quarter as compared to 21.2% in the 2022 Second Quarter.

•
During the 2023 Second Quarter, the Company added 13 clinics and closed four clinics, bringing its total clinic count to 656 as of June 30, 2023 as compared to 608 clinics as of June 30, 2022. The clinic additions included an acquisition by the Company and one of its local partners of a 75% equity interest in a four-clinic practice that generates approximately $2.6 million in annual revenues and 27,000 annual visits at a purchase price of $3.1 million.

•
On May 30, 2023, the Company completed a secondary offering of 1,916,667 shares of its common stock. Upon completion of the offering, the Company received net proceeds of approximately $163.7 million, after deducting fees associated with the transaction. A portion of the net proceeds was used to repay the $35.0 million then outstanding under the Company’s revolving credit facility while the remainder is expected to be used primarily for acquisitions. While such cash is awaiting deployment, it is currently invested in a high-yield savings account which generated interest income of approximately $0.5 million in June 2023.

•
On July 31, 2023, the Company acquired a 70% equity interest in a five-clinic practice for a purchase price of $2.1 million, with the current practice owners retaining a 30% equity interest. The business currently generates approximately $2.4 million in annual revenues.

•	On August 7, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.43 per share payable on September 8, 2023, to shareholders of record on August 18, 2023.
•
Management reaffirms that it currently expects the Company’s Adjusted EBITDA for 2023 to be in the range of $75.0 million to $80.0 million. The earnings guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions. See “Management Reaffirms 2023 Earnings Guidance” below for more information.

U.S. Physical Therapy Press Release	Page 2
August 8, 2023

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “Considering the challenges we have had to overcome since the middle of 2022 with significant inflation and interest rate escalation, our team has done an exceptional job. We completed a very successful secondary offering, the first in our Company’s history, positioning us for future growth; we decreased our cost per visit each quarter since the third quarter of last year; we are running at record clinic volumes, well ahead of anything we have ever done before; and we are making progress with respect to contract renegotiations which is helping to offset some of the misplaced Medicare cuts that have been handed down from CMS. The combination of record volumes this quarter, and an improving but still challenging hiring environment, has created a slightly negative impact on our net rate compared to where we expected to be at this point.  As we have many times in the past, our team is making the necessary adjustments to address this opportunity as we work for a strong finish to this year.”

2023 SECOND QUARTER VERSUS 2022 SECOND QUARTER

Total net revenue for 2023 Second Quarter was $151.5 million, an increase of 7.7%, compared to $140.7 million for the 2022 Second Quarter.  The following table provides a breakdown of total net revenue.

	For the Three Months Ended June 30,		Variance
	2023	2022	$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$115,053	$113,538	$1,515	1.3%
2023 clinic additions	1,910	-	1,910	* (2)
2022 clinic additions	12,271	3,201	9,070	* (2)
Clinics sold or closed (3)	46	1,457	(1,411)	* (2)
Net patient revenue from physical therapy operations	129,280	118,196	11,084	9.4%
Other revenue	792	898	(106)	(11.8)%
Physical therapy operations	130,072	119,094	10,978	9.2%
Industrial injury prevention services	19,246	19,437	(191)	(1.0)%
Management contracts	2,167	2,125	42	2.0%
	$151,485	$140,656	$10,829	7.7%

(1)	See Glossary of Terms – Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Revenue from closed clinics includes revenue from the five and 16 clinics closed during the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

•
Revenue from physical therapy operations increased $11.0 million, or 9.2%, to $130.1 million for the 2023 Second Quarter from $119.1 million for the 2022 Second Quarter primarily due to record-high average visits per clinic per day (30.4 for the 2023 Second Quarter versus 29.5 for the 2022 Second Quarter) and an increase in volume from the 48 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per patient visit. The number of patient visits increased 10.6% to 1,267,140 for the 2023 Second Quarter from 1,145,554 in the 2022 Second Quarter. Patient visits at our mature clinics increased 2.6% in the 2023 Second Quarter as compared to the 2022 Second Quarter. Net rate per patient visit was $102.03 in the 2023 Second Quarter as compared to $103.18 in the 2022 Second Quarter due to a decrease in the net rate for Medicare visits, partially offset by rate increases for commercial and workers compensation visits.  The decrease in the Medicare net rate is primarily due to the 2% Medicare rate reduction beginning in January 2023 and discontinuation of the sequestration relief on Medicare visits effective in July 2022.

•	IIP services revenue decreased slightly to $19.2 million for the 2023 Second Quarter as compared to $19.4 million for the 2022 Second Quarter.

U.S. Physical Therapy Press Release	Page 3
August 8, 2023

Operating costs were $119.3 million for the 2023 Second Quarter, or 78.7% of net revenue, compared to $109.8 million, or 78.1% of net revenue, for the 2022 Second Quarter. Salaries and related costs were 57.3% of net revenue for the 2023 Second Quarter versus 56.8% for the 2022 Second Quarter. Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.4% for the 2023 Second Quarter versus 20.2% for the 2022 Second Quarter. The provision for credit losses as a percentage of total revenue was 1.0% for 2023 Second Quarter and 1.1% for 2022 Second Quarter.  The following table provides a breakdown of operating costs.

	For the Three Months Ended June 30,		Variance
	2023	2022	$	%
Operating costs related to:	(In thousands, except percentages)
Mature Clinics (1)	$90,965	$89,364	$1,601	1.8%
2023 clinic additions	1,832	-	1,832	* (2)
2022 clinic additions	9,192	2,713	6,479	* (2)
Clinics sold or closed (3)	157	821	(664)	* (2)
Physical therapy operations	102,146	92,898	9,248	10.0%
Industrial injury prevention services	15,261	15,315	(54)	(0.4)%
Management contracts	1,871	1,622	249	15.4%
	$119,278	$109,835	$9,443	8.6%

(1)	See Glossary of Terms – Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Operating costs from closed clinics include costs from the five and 16 clinics closed or sold during the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

•
Operating costs from physical therapy operations increased $9.2 million, or 10.0%, to $102.1 million in the 2023 Second Quarter from $92.9 million in the 2022 Second Quarter primarily driven by costs associated with the 48 net new clinics since the comparable prior year period as well as increased patient visits at mature clinics.

•	Operating costs from IIP services were down slightly versus the comparable prior year period.

U.S. Physical Therapy Press Release	Page 4
August 8, 2023

Gross profit for the 2023 Second Quarter increased $1.4 million, or 4.5%, to $32.2 million from $30.8 million for the 2022 Second Quarter. Gross profit margin slightly decreased to 21.3% in the 2023 Second Quarter from 21.9% in the 2022 Second Quarter. The following table provides a detailed breakdown of gross profit and related gross profit margins.

	For the Three Months Ended June 30,
	2023		2022		Variance
	$	Margin %	$	Margin %	$	%
	(In thousands, except percentages)
Physical therapy operations	$27,926	21.6%	$26,196	22.0%	$1,730	6.6%
Industrial injury prevention services	3,985	20.7%	4,122	21.2%	(137)	(3.3)%
Management contracts	296	13.7%	503	23.7%	(207)	(41.2)%
Gross profit	$32,207	21.3%	$30,821	21.9%	$1,386	4.5%

Corporate office costs were $12.1 million, or 8.0% of net revenue, for the 2023 Second Quarter compared to $10.7 million, or 7.6% of net revenue, for the 2022 Second Quarter.  The increase was primarily due to higher salaries related to merit increases and inflationary impacts, staff additions to support a larger number of clinics and a higher accrual for bonus expense.

Operating income was flat at $20.1 million for both the 2023 Second Quarter and 2022 Second Quarter.

Total other (expense) income was ($1.0) million in the 2023 Second Quarter compared to ($0.6) million in the 2022 Second Quarter.
•
Interest expense, net of $0.8 million savings from the interest rate swap arrangement discussed below, was $2.6 million for the 2023 Second Quarter compared to $1.0 million in the 2022 Second Quarter. The increase in interest expense was primarily due to a higher effective interest rate and increased borrowings to fund acquisitions. The effective net interest rate on the Company’s credit facilities was 6.0% for the 2023 Second Quarter.

•	The Company revalued the contingent earn-out consideration related to an acquisition and recognized $0.7 million as income (a reduction in the related liability).
•
The revaluation of a put-right liability resulted in $0.1 million of expense (an increase in the related liability) for the 2023 Second Quarter. The put-right relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years from November 2021.

•	Equity in earnings of the unconsolidated affiliate was $0.3 million in both the 2023 Second Quarter and 2022 Second Quarter.
•
Other and interest income for the 2023 Second Quarter included $0.5 million of interest income earned in June 2023 from investing the net proceeds from the secondary offering of the Company’s common stock in a high-yield savings account while the prior year comparable period mostly consisted of $0.6 million of gain from the sale of certain clinics.

U.S. Physical Therapy Press Release	Page 5
August 8, 2023

The provision for income tax was $4.2 million for both the 2023 Second Quarter and 2022 Second Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.9% for the 2023 Second Quarter and 27.5% for the 2022 Second Quarter. A reconciliation of our income tax expense and effective income tax rate is as follows:

	Three Months Ended June 30,
	2023	2022
	(In thousands, except percentages)
Income before taxes	$19,095	$19,495

Less: net loss (income) attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,920)	(2,626)
Non-controlling interest - permanent equity	(1,025)	(1,435)
	$(3,945)	$(4,061)

Income before taxes less net income attributable to non-controlling interest	$15,150	$15,434

Provision for income taxes	$4,231	$4,239

Percentage	27.9%	27.5%

Net income attributable to non-controlling interest was $3.9 million in the 2023 Second Quarter compared to $4.1 million in the 2022 Second Quarter.

Adjusted EBITDA, a non-GAAP measure, was $21.7 million for the 2023 Second Quarter, an increase of $0.4 million as compared to $21.3 million in 2022 Second Quarter.

Operating Results, a non-GAAP measure, was $10.4 million, or $0.76 per share, in 2023 Second Quarter as compared to $11.7 million, or $0.90 per share, in 2022 Second Quarter.

U.S. Physical Therapy Press Release	Page 6
August 8, 2023

SIX MONTHS ENDED JUNE 30, 2023 VERSUS SIX MONTHS ENDED JUNE 30, 2022

Total net revenue for six months ended June 30, 2023 (“2023 Six Months”) was $300.0 million, an increase of 10.1%, compared to $272.4 million for the six months ended June 30, 2022 (“2022 Six Months”).  The table below provides a breakdown of total net revenue.

	Six Months Ended June 30,		Variance
	2023	2022	$	%
Revenue related to:	(In thousands, except percentages)
Mature Clinics (1)	$229,072	$221,187	$7,885	3.6%
2023 clinic additions	2,282	-	2,282	* (2)
2022 clinic additions	24,291	3,395	20,896	* (2)
Clinics sold or closed (3)	216	3,152	(2,936)	* (2)
Net patient revenue from physical therapy operations	255,861	227,734	28,127	12.4%
Other revenue	1,591	1,770	(179)	(10.1)%
Physical therapy operations	257,452	229,504	27,948	12.2%
Industrial injury prevention services	38,596	38,505	91	0.2%
Management contracts	3,946	4,351	(405)	(9.3)%
	$299,994	$272,360	$27,634	10.1%

(1)	See Glossary of Terms - Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Revenue from closed clinics includes revenue from the five and 16 clinics closed or sold during the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

•
Revenue from physical therapy operations increased $27.9 million, or 12.2%, to $257.5 million for the 2023 Six Months from $229.5 million for the 2022 Six Months primarily due to higher average visits per clinic per day (30.1 for the 2023 Six Months versus 28.7 for the 2022 Six Months) and an increase in volume from the 48 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per visit. The number of patient visits increased 12.9% to 2,494,630 for the 2023 Six Months from 2,209,073 for the 2022 Six Months. Patient visits at our mature clinics increased 4.2% for the 2023 Six Months as compared to the 2022 Six Months.  Net rate per patient visit decreased to $102.56 in the 2023 Six Months from $103.09 in the 2022 Six Months due to a decrease in the net rate for Medicare visits, partially offset by rate increases for commercial and workers compensation visits.  The decrease in the Medicare net rate is primarily due to the 2% Medicare rate reduction beginning in January 2023 and discontinuation of sequestration relief on Medicare visits effective in July 2022.

•	Revenue from IIP services increased slightly to $38.6 million for the 2023 Six Months as compared to $38.5 million for the 2022 Six Months.

U.S. Physical Therapy Press Release	Page 7
August 8, 2023

  Operating cost was $236.9 million for the 2023 Six Months, or 79.0% of net revenue, compared to $215.0 million, or 78.9% of net revenue, for the 2022 Six Months. Salaries and related costs were 57.6% of net revenue for the 2023 Six Months versus 56.9% for the 2022 Six Months. Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.3% for the 2023 Six Months versus 20.9% for the 2022 Six Months. The provision for credit losses as a percentage of total revenue were both 1.0% for 2023 Six Months and 2022 Six Months. See table below for a more detailed breakdown of operating costs.

	For the Six Months Ended June 30,		Variance
	2023	2022	$	%
Operating costs related to:	(In thousands, except percentages)
Mature Clinics (1)	$181,469	$175,717	$5,752	3.3%
2023 clinic additions	2,291	-	2,291	* (2)
2022 clinic additions	18,509	3,114	15,395	* (2)
Clinics sold or closed (3)	498	2,437	(1,939)	* (2)
Physical therapy operations	202,767	181,268	21,499	11.9%
Industrial injury prevention services	30,842	30,230	612	2.0%
Management contracts	3,321	3,453	(132)	(3.8)%
	$236,930	$214,951	$21,979	10.2%

(1)	See Glossary of Terms - Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Operating costs from closed clinics include costs from the five and 16 clinics closed or sold during the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

•
Physical therapy operating costs increased $21.5 million or 11.9% to $202.8 million in the 2023 Six Months from $181.3 million in the 2022 Six Months primarily driven by costs associated with the 48 net new clinics added since the comparable prior year period as well as increased patient visits at mature clinics.

•	Operating costs from IIP services increased by $0.6 million, or 2.0%, to $30.8 million as compared to $30.2 million in the 2022 Six Months.

   Gross profit for the 2023 Six Months increased $5.7 million, or 9.9%, to $63.1 million from $57.4 million for the 2022 Six Months. Gross profit margin decreased slightly to 21.0% in the 2023 Six Months from 21.1% in the 2022 Six Months. The following table provides a detailed breakdown of gross profit and related gross profit margins.

	For the Six Months Ended June 30,
	2023		2022		Variance
	$	%	$	%	$	%
	(In thousands, except percentages)
Physical therapy operations	$54,685	21.2%	$48,236	21.0%	$6,449	13.4%
Industrial injury prevention services	7,754	20.1%	8,275	21.5%	(521)	(6.3)%
Management contracts	625	15.8%	898	20.6%	(273)	(30.4)%
Gross profit	$63,064	21.0%	$57,409	21.1%	$5,655	9.9%

U.S. Physical Therapy Press Release	Page 8
August 8, 2023

Corporate office costs were $26.0 million, or 8.7% of net revenue, for the 2023 Six Months compared to $22.3 million, or 8.2% of net revenue, for the 2022 Six Months. The increase was primarily due to higher salaries related to merit increases and inflationary impacts, staff additions to support a larger number of clinics and a higher accrual for bonus expense.

Operating income increased 5.5%, to $37.1 million, or 12.4% of net revenues, for the 2023 Six Months from $35.1 million, or 12.9% of net revenues, in the 2022 Six Months.

Total other (expense) income was ($3.6) million during the 2023 Six Months compared to ($0.1) million during the 2022 Six Months.
•
Interest expense, net of $1.4 million savings from the interest rate swap arrangement discussed below, was $5.2 million for the 2023 Six Months compared to $1.5 million in the 2022 Six Months. The increase in interest expense was primarily due to a higher effective interest rate and increased borrowings to fund acquisitions. The effective interest rate on the Company’s credit facilities was 5.7% for the 2023 Six Months.

•
During the 2023 Six Months, the Company recognized $0.5 million of income received under the Coronavirus Aid, Relief and Economic Security Act (“Relief Funds”). The Relief Funds were received in prior years but were subject to certain compliance requirements which were met in the first quarter of 2023. The Company does not expect to receive or recognize any future Relief Funds. No such income was recognized in the prior year six months period.

•	Equity in earnings of the unconsolidated affiliate was $0.6 million and $0.7 million in the 2023 Six Months and the 2022 Six Months, respectively.
•
Other and interest income for the 2023 Six Months included $0.5 million of interest income earned in June 2023 from the investment of excess cash from the secondary offering of the Company’s common stock in a high-yield savings account while the prior year comparable period included $0.6 million of gain from the sale of certain clinics.

The provision for income tax was $7.2 million for the 2023 Six Months compared to $7.7 million for the 2022 Six Months. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 28.2% for the 2023 Six Months and 27.9% for the 2022 Six Months. A reconciliation of our income tax expense and effective income tax rate is as follows:

	Six Months Ended June 30,
	2023	2022
	(In thousands, except percentages)
Income before taxes	$33,491	$34,975

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(5,640)	(5,183)
Non-controlling interest - permanent equity	(2,322)	(2,061)
	$(7,962)	$(7,244)

Income before taxes less net income attributable to non-controlling interest	$25,529	$27,731

Provision for income taxes	$7,200	$7,737

Percentage	28.2%	27.9%

Net income attributable to redeemable non-controlling interest was $8.0 million for the 2023 Six Months and $7.2 million for the 2022 Six Months.

Adjusted EBITDA, a non-GAAP measure, was $40.1 million for the 2023 Six Months, an increase of $1.3 million from $38.8 million for the 2022 Six Months.

Operating Results, a non-GAAP measure, was $18.1 million, or $1.36 per share, in 2023 Six Months as compared to $20.0 million, or $1.54 per share, in 2022 Six Months.

U.S. Physical Therapy Press Release	Page 9
August 8, 2023

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $160.7 million as of June 30, 2023, compared to $31.6 million as of December 31, 2022.  Additionally, the Company had $146.3 million of outstanding borrowings and $175.0 million in available credit under its revolving credit facilities as of June 30, 2023 compared to $179.1 million of outstanding borrowings and $144.0 million in available credit under its revolving credit facilities as of December 31, 2022. As discussed above, on May 30, 2023, the Company completed a secondary offering of its common stock resulting in net proceeds of $163.7 million after deducting fees associated with the transaction. A portion of the net proceeds was used to repay the $35.0 million then outstanding under the Company’s credit facility while the remainder is expected to be used primarily for acquisitions. While such cash is awaiting deployment, it is currently invested in a high-yield savings account which generated interest income of approximately $0.5 million in June 2023.

During the 2023 Six Months, $38.8 million of cash was provided by operations. The major uses of cash for investing and financing activities included: dividends paid to shareholders ($11.2 million), purchase of majority interest in businesses ($8.0 million), purchase of non-controlling interests from existing partners ($7.8 million), purchase of fixed assets ($4.5 million), and distributions to non-controlling interests ($8.4 million).

The Company entered into an interest rate swap effective on June 30, 2022, which will mature on June 30, 2027.  It has a $150.0 million notional value adjusted concurrently with scheduled principal payments made on the Company’s term loan. On June 30, 2023, the fair value of the interest rate swap was $6.4 million, an increase of $0.8 million, net of tax, as compared to December 31, 2022. The fair value of the interest rate swap is included in other assets (current and long term) in the accompanying consolidated balance sheet while the increase in fair value is presented as unrealized gain in the accompanying consolidated statements of comprehensive income. The interest rate swap arrangement has generated $1.5 million in interest savings since its inception. The average interest rate for the term loan during the 2023 Six Months was 4.9%.

RECENT ACQUISITIONS

On May 31, 2023, the Company, together with one of its local partners, acquired a 75% equity interest in a four-clinic practice for a purchase price of $3.1 million, with the current practice owners retaining a 25% equity interest. The business currently generates approximately $2.6 million in annual revenues and approximately 27,000 annual visits.

On July 31, 2023, the Company acquired a 70% equity interest in a five-clinic practice for a purchase price of $2.1 million, with the current practice owners retaining a 30% equity interest. The business currently generates approximately $2.4 million in annual revenues.
The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

QUARTERLY DIVIDEND

The Board of Directors declared a quarterly dividend of $0.43 per share payable on September 8, 2023 to shareholders of record on August 18, 2023.

MANAGEMENT REAFFIRMS 2023 EARNINGS GUIDANCE

Management reaffirms that it currently expects the Company’s Adjusted EBITDA for 2023 to be in the range of $75.0 million to $80.0 million.  Please note that the earnings guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions.  The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

CONFERENCE CALL INFORMATION

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. ET, 9:30 a.m. CT, on August 9, 2023, to discuss the Company’s financial results for the three and six months ended June 30, 2023. Interested parties may participate in the call by dialing (866) 952-8559 (Primary) or (785) 424-1743 (Alternate) and conference ID of USPHQ223 approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 7, 2023, at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 10
August 8, 2023

FORWARD LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	one of our acquisition agreements contains a Put Right related to a future purchase of a majority interest in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S. or international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

GLOSSARY OF TERMS - REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2022, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average visits per day per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. currently operates 662 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 43 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 11
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net patient revenue	$129,280	$118,196	$255,861	$227,734
Other revenue	22,205	22,460	44,133	44,626
Net revenue	151,485	140,656	299,994	272,360
Operating cost:
Salaries and related costs	86,871	79,939	172,911	155,088
Rent, supplies, contract labor and other	30,844	28,345	60,944	57,007
Provision for credit losses	1,563	1,551	3,075	2,856
Total operating cost	119,278	109,835	236,930	214,951

Gross profit	32,207	30,821	63,064	57,409

Corporate office costs	12,145	10,741	26,004	22,297
Operating income	20,062	20,080	37,060	35,112

Other (expense) income
Interest expense - debt and other, net	(2,633)	(987)	(5,193)	(1,527)
Change in fair value of contingent earn-out consideration	708	-	10	-
Equity in earnings of unconsolidated affiliate	326	340	600	679
Change in revaluation of put-right liability	(50)	(617)	(199)	(14)
Relief Funds	-	-	467	-
Other and interest income	682	679	746	725
Total other (expense) income	(967)	(585)	(3,569)	(137)
Income before taxes	19,095	19,495	33,491	34,975

Provision for income taxes	4,231	4,239	7,200	7,737
Net income	14,864	15,256	26,291	27,238

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,920)	(2,626)	(5,640)	(5,183)
Non-controlling interest - permanent equity	(1,025)	(1,435)	(2,322)	(2,061)
	(3,945)	(4,061)	(7,962)	(7,244)

Net income attributable to USPH shareholders	$10,919	$11,195	$18,329	$19,994

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.64	$0.87	$1.22	$1.55

Shares used in computation - basic and diluted	13,720	12,998	13,375	12,968

Dividends declared per common share	$0.43	$0.41	$0.86	$0.82

(1)	See page 16 for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 12
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net income	$14,864	$15,256	$26,291	$27,238
Other comprehensive loss
Unrealized gain on cash flow hedge	2,881	(531)	1,064	(531)
Tax effect at statutory rate (federal and state) of 25.55%	(736)	136	(272)	136
Comprehensive income	$17,009	$14,861	$27,083	$26,843

Comprehensive income attributable to non-controlling interest	(3,945)	(4,061)	(7,962)	(7,244)
Comprehensive income attributable to USPH shareholders	$13,064	$10,800	$19,121	$19,599

U.S. Physical Therapy Press Release	Page 13
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$160,738	$31,594
Patient accounts receivable, less allowance for credit losses of $2,800 and $2,829, respectively	54,285	51,934
Accounts receivable - other	16,852	16,671
Other current assets	9,924	11,067
Total current assets	241,799	111,266
Fixed assets:
Furniture and equipment	63,429	62,074
Leasehold improvements	45,096	42,877
Fixed assets, gross	108,525	104,951
Less accumulated depreciation and amortization	83,548	80,203
Fixed assets, net	24,977	24,748
Operating lease right-of-use assets	101,582	103,004
Investment in unconsolidated affiliate	12,229	12,131
Goodwill	506,703	494,101
Other identifiable intangible assets, net	107,592	108,755
Other assets	4,699	4,149
Total assets	$999,581	$858,154

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$3,674	$3,300
Accounts payable - due to seller of acquired business	-	3,204
Accrued expenses	43,338	37,413
Current portion of operating lease liabilities	31,274	33,709
Current portion of term loan and notes payable	7,530	7,863
Total current liabilities	85,816	85,489
Notes payable, net of current portion	2,194	1,913
Revolving line of credit	-	31,000
Term loan, net of current portion and deferred financing costs	141,266	142,918
Deferred taxes	23,102	21,303
Operating lease liabilities, net of current portion	78,912	77,934
Other long-term liabilities	12,779	13,029
Total liabilities	344,069	373,586

Redeemable non-controlling interest - temporary equity	165,514	167,515

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,202,053 and 15,216,326 shares issued, respectively	172	152
Additional paid-in capital	277,493	110,317
Accumulated other comprehensive gain	4,796	4,004
Retained earnings	237,665	232,948
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	488,498	315,793
Non-controlling interest - permanent equity	1,500	1,260
Total USPH shareholders' equity and non-controlling interest - permanent equity	489,998	317,053
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$999,581	$858,154

U.S. Physical Therapy Press Release	Page 14
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	June 30, 2023	June 30, 2022
OPERATING ACTIVITIES
Net income including non-controlling interest	$26,291	$27,238
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	7,615	7,298
Provision for credit losses	3,075	2,856
Equity-based awards compensation expense	3,592	3,660
Change in deferred income taxes	1,799	4,307
Change in revaluation of put-right liability	199	14
Earnings in unconsolidated affiliate	(600)	(679)
Loss (gain) on sale of clinics and fixed assets	63	(614)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,341)	(7,459)
Increase in accounts receivable - other	(85)	(2,862)
Decrease in other assets	593	230
Increase (decrease) in accounts payable and accrued expenses	1,335	(3,891)
Increase (decrease) in other long-term liabilities	243	(2,587)
Net cash provided by operating activities	38,779	27,511

INVESTING ACTIVITIES
Purchase of fixed assets	(4,523)	(4,569)
Purchase of majority interest in businesses, net of cash acquired	(8,040)	(11,799)
Purchase of redeemable non-controlling interest, temporary equity	(7,804)	(8,648)
Purchase of non-controlling interest-permanent equity	(39)	(156)
Proceeds on sale of partnership interest - redeemable non-controlling interest	237	740
Proceeds on sales of redeemable non-controlling interest-temporary	-	344
Distributions from unconsolidated affiliate	502	548
Proceeds on sale of fixed assets	7	-
Net cash used in investing activities	(19,660)	(23,540)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(8,431)	(7,202)
Cash dividends paid to shareholders	(11,238)	(10,659)
Proceeds from revolving line of credit	24,000	61,000
Proceeds from term loan	-	150,000
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	163,655	-
Payments on revolving line of credit	(55,000)	(175,000)
Principal payments on notes payable	(1,086)	(338)
Payment on term loan	(1,875)	(1,779)
Other	-	12
Net cash provided by financing activities	110,025	16,034

Net increase in cash and cash equivalents	129,144	20,005
Cash and cash equivalents - beginning of period	31,594	28,567
Cash and cash equivalents - end of period	$160,738	$48,572

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$1,241	$4,524
Interest paid	4,011	1,319
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	360	374
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	621	948
Notes payable related to purchase of non-controlling interest, permanent equity	-	296
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$2,687	$1,476

U.S. Physical Therapy Press Release	Page 15
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

The following tables provide details of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, Relief Funds, changes in revaluation of put-right liability, equity-based awards compensation expense, and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH diluted shareholders per the consolidated statements of income, less changes in revaluation of put-right liability, Relief Funds, changes in fair value of contingent earn-out consideration, and any allocations to non-controlling interests, all net of taxes. Operating Results per diluted share also exclude the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Management uses Adjusted EBITDA and Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.  Management believes that presenting Adjusted EBITDA and Operating Results are useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 16
August 8, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, EARNINGS PER SHARE AND OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022 (1)
Adjusted EBITDA
Net income attributable to USPH shareholders	$10,919	$11,195	$18,329	$19,994
Adjustments:
Provision for income taxes	4,231	4,240	7,200	7,737
Depreciation and amortization	3,827	3,474	7,615	7,298
Interest expense - debt and other, net	2,633	987	5,193	1,527
Equity-based awards compensation expense	1,786	1,814	3,592	3,660
Change in fair value of contingent earn-out consideration	(708)	-	(10)	-
Interest and other income	(682)	(679)	(746)	(725)
Change in revaluation of put-right liability	50	617	199	14
Relief Funds	-	-	(467)	-
Allocation to non-controlling interests	(389)	(333)	(761)	(697)
Adjusted EBITDA (a non-GAAP measure)	$21,667	$21,315	$40,144	$38,808

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$10,919	$11,195	$18,329	$19,994
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(2,865)	210	(2,746)	57
Tax effect at statutory rate (federal and state)	732	(54)	700	(15)
	$8,786	$11,351	$16,283	$20,036

Earnings per share (basic and diluted)	$0.64	$0.87	$1.22	$1.55

Operating Results
Net income attributable to USPH shareholders	$10,919	$11,195	$18,329	$19,994
Adjustments:
Change in fair value of contingent earn-out consideration	(708)	-	(10)	-
Change in revaluation of put-right liability	50	617	199	14
Relief Funds	-	-	(467)	-
Allocation to non-controlling interest	-	-	33
Tax effect at statutory rate (federal and state)	168	(158)	63	(4)
Operating Results (a non-GAAP measure)	$10,429	$11,654	$18,147	$20,004

Operating Results per share (a non-GAAP measure)	$0.76	$0.90	$1.36	$1.54

Shares used in computation - basic and diluted	13,720	12,998	13,375	12,968

  (1) Revised to conform to current year presentation.

U.S. Physical Therapy Press Release	Page 17
August 8, 2023

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
REVENUE METRICS

	Number of Clinics		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Visits Per Day Per Clinic (1)
	2023	2022	2023	2022	2023	2022	2023	2022
First quarter	647	601	$103.12	$103.00	1,227,490	1,063,519	29.8	27.9
Second quarter	656	608	$102.03	$103.18	1,267,140	1,145,554	30.4	29.5
Third quarter		614		$104.01		1,122,070		28.8
Fourth quarter		640		$104.28		1,152,139		29.1

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 10.